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                                                       EXHIBIT 5

                                OLIN CORPORATION
                                  501 Merritt 7
                           Norwalk, Connecticut  06856


                                 May 31, 1996

Olin Corporation
501 Merritt 7
P.O. Box 4500
Norwalk, Connecticut  06851-4500

      Re: 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries

Dear Ladies and Gentlemen:

    As Vice President, General Counsel and Secretary of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 ("Registration Statement") covering 1,500,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") being registered herewith in connection with the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I deemed relevant or necessary for the purpose of this opinion.

    Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent and registered by a Registrar and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable.

    I consent to the reference to me in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                       Very truly yours,

                                       Johnnie M. Jackson, Jr.
                                       -----------------------
                                       Johnnie M. Jackson, Jr.
                                       Vice President, General Counsel
                                       and Secretary

JMJ/deh